UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017

Synergy Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35268	33-0505269
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

420 Lexington Avenue, Suite 2012

New York, NY 10170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2017,  Synergy Pharmaceuticals Inc. (the “Company”) appointed Gary Gemignani as Executive Vice President and Chief Financial Officer.  Mr. Gemignani does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.  There is no understanding or arrangement between Mr. Gemignani and any other person pursuant to which Mr. Gemignani was selected as an executive officer.  There are no transactions in which Mr. Gemignani has an interest requiring disclosure under Item 404(a) of Regulation S-K.

On April 17, 2017, the Company entered into an executive agreement (the “Agreement”) with Mr. Gemignani (the “Effective Date”), under which he will serve as Executive Vice President and Chief Financial Officer of the Company.  Under the terms of the agreement, Mr. Gemignani will receive an annual salary of $410,000.  He is eligible to receive a cash bonus of up to 40% of his base salary.  The bonus shall be earned upon the Company’s achievement of performance milestones for a fiscal year to be mutually agreed upon by Mr. Gemignani and the board or its Compensation Committee.  Additionally, Mr. Gemignani shall receive incentive stock options to purchase 375,000 shares of our common stock on the first trading day of the month following the Effective Date with an exercise price to be determined on the date of grant.  The options vest over three (3) years in 3 annual installments beginning on the one year anniversary of the date of grant.  Mr. Gemignani is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with the Company’s policies established and in effect from time to time.

Mr. Gemignani is an “at-will” employee and his employment may be terminated by the Company at any time, with or without cause.  In the event Mr. Gemignani’s termination of employment is the result of termination by the Company without Cause (as defined in the Agreement), Mr. Gemignani shall be entitled to receive twelve months salary continuation and a pro-rated portion of his bonus.

The Agreement also contains covenants (a) restricting the executive from engaging in any activity competitive with our business during the term of the employment agreement and in the event of termination for cause or without good reason, for a period of one year thereafter, (b) prohibiting the executive from disclosing confidential information regarding us, and (c) soliciting our employees, customers and prospective customers during the term of the employment agreement and for a period of one year thereafter.

Mr. Gemignani’s career in healthcare spans over three decades, including senior management positions at several pharmaceutical and biopharmaceutical companies. Most recently, he served as Chief Executive Officer and Chief Financial Officer of Biodel, Inc., (now Albireo), overseeing business and strategic planning, operations, and financing activities of the Company. During his tenure, Mr. Gemignani successfully led the reverse merger with Albireo and managed several corporate restructurings to strengthen the Albireo’s overall financial position.  Prior to this role, Mr. Gemignani served in senior and executive financial and operational roles with multiple public and private companies including Coronado Biosciences, Inc., Gentium S.p.A., Novartis Pharmaceutical Corp. and Wyeth. Mr. Gemignani began his career with Arthur Andersen and Company and holds a Bachelor’s of Science from St. Peter’s College.

A copy of the Executive Agreement between the Company and Mr. Gemignani is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing information is a summary of the agreement described above, is not complete, and is qualified in its entirety by reference to the full text of such agreement which is attached an exhibit to this Current Report on Form 8-K.  Readers should review this agreement for a complete understanding of the terms and conditions associated with such agreement.  A copy of the press release announcing the hiring of Mr. Gemignani is attached as Exhibit 99.1 to this report on Form 8-K and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)         Exhibits.

10.1                        Executive Employment Agreement dated April 17, 2017 by and between Synergy Pharmaceuticals Inc. and Gary Gemignani.

99.1                        Synergy Pharmaceuticals Inc. Press Release dated April 17, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:           April 17, 2017

SYNERGY PHARMACEUTICALS INC.

By:	/s/ Gary S. Jacob
Gary S. Jacob, Ph.D.
President and Chief Executive Officer